FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Second Quarter FY 2010:
60% Reduction in Operating Expenses and 16% Increase in
Product Revenue (37% in Local Currency)

Recent Milestones:

•	Oculus Development Partner, Bayer Animal Health, Received Regulatory Approvals in China and Taiwan for Microcyn Animal Healthcare Products

•	Received Medicare Reimbursement Code for Microcyn® HydroGel and Introduced HydroGel Products for Both U.S. Healthcare Professionals and Consumers

•	Initiated Clinical Study of Microcyn HydroGel Against Industry Standard Wound Care Gel Product

•	Multiple National and Regional Medicare B Billing Companies Now Facilitating Medicare Reimbursement Claims for Microcyn HydroGel

•	Raised $6 Million in Funding for Expansion of its Product Portfolio and New Product Launches

•	Entered Mexican OTC Market with Introduction of Microcyn®-Based Consumer Product into First of 15,000 Retail Outlets

•	Announced Development of Microcyn®-Based Oral Care Products as Result of Licensing Agreement with OroScience, Inc. for U.S., Canadian and European Professional Dental Markets

•	Conference Call Begins at 4:30 p.m. (ET) Today

PETALUMA, Calif. (November 5, 2009) – Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial and operating results for the second quarter of fiscal year 2010, ended September 30, 2009. Oculus reported total revenue of $1.7 million in the second quarter of fiscal 2010, compared to $1.5 million in the second quarter of fiscal 2009. In local currency reflecting the drop in the value of the peso, the worldwide product revenue growth was 37%, with increases in the United States, Europe, China, India, Mexico and Singapore, while the U.S. dollar product revenue growth was 16%. During the first half of the fiscal year, the product revenue growth adjusted for the drop in the peso was 61% while the dollar revenue growth was 34%.

“In our last earnings call, we provided guidance regarding our target of cash breakeven in the month of March 2010,” said Hoji Alimi, founder and CEO of Oculus. “We continue to work towards this objective as both our partners and our international business play a significant role in generating revenues. While we have reduced our operating expenses by 60%, we continue to build the foundation for rapid and sustainable revenue growth.”

During the quarter unit sales to hospitals in Mexico increased 38%, partially offset by lower selling prices. Unit sales of the 240-milliliter presentation, sold mostly to pharmacies in Mexico, increased 6% over the prior year to a monthly average of 33,000 units, up from 31,000 in the same quarter last year. The slower growth this quarter in Mexico, relative to first quarter growth, was attributed to the spike in final sales to consumers in the prior quarter in response to the swine flu epidemic. European and rest-of-world revenue growth of 52% reflects increases in China, India, Slovakia and Singapore. In the United States there was strong sales growth in human and animal wound care, mostly related to a national advertising campaign.

The gross margin on product revenue for the second quarter of fiscal 2010 was 57%, compared to 63% in the comparable quarter a year ago, due to shut-down costs this quarter for Europe and start-up costs for the U.S. operations. The gross margins for Mexico were 79% for the second quarter compared to 78% for the same period last year.

Operating expenses in the second fiscal quarter of 2010 were $3.1 million, down $4.6 million or 60%, compared with $7.6 million in the second fiscal quarter of 2008. This decrease was partially due to lower outside clinical costs, reduced staffing in the clinical, research and development and administration, lower accounting and legal fees and lower stock compensation charges. During the second quarter of 2010, these cost reductions were partially offset by increased sales and marketing expenses associated with the company’s wound care product launches in United States and Mexico. Cash operating expenses for the second quarter were $2.6 million.

The gain on derivative instruments in the second fiscal quarter was $451,000, a non-cash gain. Primarily, this increase was due to the required adoption on April 1, 2009 of a new accounting policy on treatment of warrants that contain anti-dilution provisions. In accordance with this new accounting policy, we were required to mark to market the fair value of our outstanding warrants that contain anti-dilution provisions.

The net loss for the fiscal 2010 second quarter was $1.9 million, or $0.08 per share, compared with the net loss for the fiscal 2009 second quarter of $6.9 million, or $0.43 per share. Non-cash stock-compensation expenses for the quarter were $441,000, compared with $1,454,000 in the same quarter last year. The net loss for the quarter minus all non-cash charges was $1.7 million.

As of September 30, 2009, Oculus had unrestricted cash and cash equivalents of $6.5 million, compared with $1.9 million as of March 31, 2009. As of September 30, 2009 our total debt position was $207,000 compared with $261,000 as of March 31, 2009.

Outlook
Oculus expects to continue strong growth in sales of Microcyn-based products over the coming years through international and domestic sales, although quarterly rates of growth are difficult to forecast accurately as the company’s international revenues are subject to currency fluctuations, medical and reimbursement approvals and the timing of sales during product launches.

Conference Call
Oculus management will hold a conference call today to discuss second quarter results and to answer questions, beginning at 4:30 p.m. Eastern Time. Individuals interested in participating in the conference call may do so by dialing 888-286-2319 for domestic callers or 719-325-2415 for international callers. Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-203-1112 for domestic callers, or 719-457-0820 for international callers, and entering reservation code 2542279. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences
Oculus Innovative Sciences develops, manufactures and markets a family of products based upon the Microcyn® Technology platform, which includes new formulations designed to significantly reduce the need for antibiotics as it reduces infections. The Microcyn Technology platform features a biocompatible, shelf-stable solution that is currently commercialized in the United States, Europe, India, China and Mexico and select Middle East countries under various country specific regulatory clearances and approvals. Several solutions derived from this platform have demonstrated, in a variety of research and investigational studies, the ability to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria (including MRSA and VRE), viruses, fungi and spores, increase blood flow to the wound site, reduce both inflammation and pain while assisting in faster wound closure. The company’s headquarters are in Petaluma, California, with operations in Latin America. More information can be found at www.oculusis.com.

Forward-Looking Statements
Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial and technology progress and future financial performance. These forward-looking statements are identified by the use of words such as “expects,” and “to build,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended March 31, 2009. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements except as required by law.

Oculus Innovative Sciences, Microcyn, Vetericyn and Microdacyn60 are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Contact: Oculus Innovative Sciences, Inc.

Dan McFadden
Director of Public and Investor Relations
(425) 753-2105
dmcfadden@oculusis.com

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(unaudited)

	September 30,	March 31,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$6,452	$1,921
Accounts receivable, net	1,022	923
Inventory	505	340
Prepaid expenses and other current assets	611	758

Total current assets	8,590	3,942
Property and equipment, net	1,273	1,432
Other assets	107	73

Total assets	$9,970	$5,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,129	$1,565
Accrued expenses and other current liabilities	988	853
Current portion of long-term debt and capital lease obligations	100	261

Total current liabilities	2,217	2,679
Deferred revenue	377	425
Long-term debt and capital lease obligations, less current portion	107	—
Derivative liability	1,080	74

Total liabilities	3,781	3,178

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized, 24,542,931and 18,402,820 shares issued and outstanding at September 30, 2009 and March 31, 2009, respectively.	2	2
Additional paid-in capital	123,367	113,803
Accumulated other comprehensive loss	(2,941)	(3,054)
Accumulated deficit	(114,239)	(108,482)

Total stockholders’ equity	6,189	2,269

Total liabilities and stockholders’ equity	$9,970	$5,447

OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Six Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
REVENUE
Product	$1,403	$1,212	$2,970	$2,219
Service	269	269	549	473

Total revenues	1,672	1,481	3,519	2,692

COST OF REVENUES
Product	601	446	1,128	884
Service	258	251	473	449

Total cost of revenues	859	697	1,601	1,333

Gross profit	813	784	1,918	1,359

OPERATING EXPENSES
Research and development	583	2,367	1,304	4,688
Selling, general and administrative	2,485	5,262	5,170	8,590

Total operating expenses	3,068	7,629	6,474	13,278

Loss from operations	(2,255)	(6,845)	(4,556)	(11,919)
Interest expense	(3)	(149)	(7)	(311)
Interest income	—	56	1	132
Gain (loss) on derivative instruments	451	—	(757)	—
Other income (expense), net	(86)	26	(115)	(13)

Net loss	$(1,893)	$(6,912)	$(5,434)	$(12,111)

Net loss per common share: basic and diluted	$(0.08)	$(0.43)	$(0.26)	$(0.76)

Weighted-average number of shares used in per common share calculations: Basic and diluted	22,750	15,924	21,078	15,924